UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2017

MERIDIAN WASTE SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

New York	001-13984	13-3832215
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One Glenlake Parkway NE Suite 900
Atlanta, GA 30328

 (Address of principal executive offices)

(678) 871-7457

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 21, 2017, Meridian Waste Solutions, Inc., a New York corporation (the “Company”) entered into a share exchange agreement (the “Share Exchange Agreement”) with Mobile Science Technologies, Inc., a Georgia corporation (“MSTI”) and its shareholders. Pursuant to the Share Exchange Agreement, the Company purchased 28,333,333 shares of MSTI in exchange for 1,083,017 shares of the Company’s common stock (the “Purchase Shares”), valued at $2.90 per share, to be paid to MSTI selling shareholders (the “MSTI Selling Shareholders”). In accordance with the payment schedule contained in the Share Exchange Agreement, 403,864 of the Purchase Shares were issued as of the closing date, with the remaining 679,153 Purchase Shares to be issued upon certain milestones; however, if the milestones are not attained, such Purchase Shares will be issued on April 21, 2018. The Selling Shareholders included Walter H. Hall, Jr., the Company’s President, Chief Operating Officer and a director, and four limited liability companies managed by Jeffrey Cosman, the Company’s Chief Executive Officer and Chairman. Upon closing of the Share Exchange Agreement, the Company assumed all financial and contractual obligations of MSTI incurred both prior to and after the closing. Prior to its entering into the Share Exchange Agreement, the Company owned 5,000,000 shares of MSTI, or 15% of the issued and outstanding stock of MSTI; as a result of the closing of the Share Exchange Agreement the Company became the owner of 100% of the shares of MSTI.

Prior to the approval of the Share Exchange Agreement by the Company’s Board of Directors and prior to the Company’s entry into the Share Exchange Agreement, the Company obtained a fairness opinion from a third party investment bank opining that the consideration to be paid by the Company in the Share Exchange Agreement is fair from a financial point of view.

The above description of the Share Exchange Agreement does not purport to be complete and is qualified in its entirety by the full text of the Share Exchange Agreement, which is attached hereto as Exhibit 10.1 to this Current report on Form 8-K and incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

As described in Item 1.01, on April 21, 2017, as a result of the Share Exchange Agreement MSTI became a wholly-owned subsidiary of the Company.

MSTI is a technology service provider and builder of mobile applications with an emphasis on applications that enable efficient two-way communications between organizations and entities such as municipalities and their respective customers or citizens. MSTI’s applications allow for communication with a large number of users through both mass messaging, as well as private, direct correspondence with individuals.

MSTI applications also allow for simplified invoices, payment remittance and customer service requests, saving time and money compared with traditional paper invoicing and check remittance systems. Realizing the trend of various industries continuing to adopt mobile payment systems, MSTI’s capabilities will be focused on bringing mobile payment systems to the solid waste industry.

One of MSTI’s flagship applications is Bright City. Bright City offers its users features including a news feed containing local news, the ability to purchase tickets to local events, the ability to report and become alerted about emergency situations, the ability report infrastructure issues, among other capabilities. The Company seeks to utilize the technology underlying MSTI’s current applications to develop an enhanced communication system between the Company and its customers.

The information set forth in Item 1.01 is incorporated into this Item 2.01 by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information described in Item 1.01 is incorporated by reference into this Item 3.02.

The securities issued pursuant to the Share Exchange Agreement were not registered under the Securities Act of 1933, as amended (the “Securities Act”). These securities qualified for exemption under Section 4(a)(2) of the Securities Act since the issuance of securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(a)(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(a)(2) of the Securities Act as they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(a)(2) of the Securities Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1*	Form of Share Exchange Agreement, dated April 21, 2017 by and among Meridian Waste Solutions, Inc., Mobile Science Technologies, Inc. and its shareholders

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERIDIAN WASTE SOLUTIONS, INC.

Date: April 27, 2017	By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Chief Executive Officer

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